UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 1, 2006

ARGENTEX MINING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-49995
(Commission File Number)

71-0867623
(IRS Employer Identification No.)

1066 West Hastings Street, Suite 2300, Vancouver, BC V6E 3X2
(Address of principal executive offices and Zip Code)

604.601.8336
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

We entered into a non-binding letter of intent with Staccato Gold Resources Ltd. signed by us on April 26, 2006, signed by Staccato on April 28, 2006, and delivered back to us on May 1, 2006, pursuant to which we will negotiate the terms of a formal joint venture agreement to explore and, if warranted, develop, a property located in Elko County, Nevada, known as Long Peaks.

Under the letter of intent, we have paid to Staccato Gold the sum of $15,000 in cash, and we have the right to conduct due diligence on both Staccato Gold and the Long Peaks property while we negotiate the terms of the formal joint venture agreement. If we and Staccato Gold have not agreed upon the form of the formal agreement by June 21, 2006, the letter of intent will terminate without prejudice to either party.

The letter of intent contemplates that we will have the right to acquire up to a 60% interest in the Long Peaks property upon payment to Staccato of a fee $1,250,000 over a period of four years, which can be paid by way of cash or in restricted common shares, and upon spending, over the same period of four years, at least $2,000,000 on the exploration of the Long Peaks property. In addition, we will have the right to earn up to an additional 15% interest in the Long Peaks property if we complete a feasibility study.

In addition to our agreement to pay a fee to Staccato Gold, the formal agreement will also require that we pay approximately $70,000 per year in annual lease and other fees.

We have agreed that any shares that we issue to Staccato Gold under the formal agreement will enjoy “piggyback” registration rights providing that if we file a registration statement with the Securities and Exchange Commission during a specific period (other than registration statements on certain excluded forms such as Form S-8), we will include the restricted shares issued to Staccato Gold in the registration statement.

The terms of the letter of intent are not comprehensive and additional terms, including reasonable warranties and representations, will be incorporated into the formal agreement to be negotiated.

Item 9.01	Financial Statements and Exhibits
10.1	Letter of Intent with Staccato Gold Resources Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks
By: Kenneth Hicks, President
Date: May 2, 2006